Exhibit 99.1

ZyVersa Therapeutics Announces Share Purchase Agreement for up to $10 Million in Partnership with Williamsburg Venture Holdings to Fund Clinical Development of Cholesterol Efflux MediatorTM VAR 200

Weston, FL (June 25, 2025) – ZyVersa Therapeutics, Inc. (Nasdaq: ZVSA; “ZyVersa”), a clinical stage specialty biopharmaceutical company developing first-in-class drugs for treatment of patients with renal and inflammatory diseases who have unmet medical needs, announces that it has entered into a share purchase agreement (SPA) with Williamsburg Venture Holdings (WVH), an institutional investor. We anticipate that this partnership will provide a flexible source of funding, enabling the company to progress clinical development of Cholesterol Efflux MediatorTM VAR 200 to treat chronic kidney diseases. The global drug market for kidney diseases was $18 Billion in 2024, with $30 Billion projected by 2034 (Precedence Research).

The SPA allows ZyVersa to be judicious and plan for the timing and amount of any equity sales as we advance clinical development of VAR 200 to achieve key milestones. We aim to use the SPA in a manner that will minimize dilution while creating and sustaining shareholder value.

Under the terms of the agreement, ZyVersa has the right to sell, and WVH has the obligation to purchase up to $10 million worth of common stock over a 24-month period at prices that are a discount to the market price after each sale to WVH. ZyVersa, at its sole discretion, controls the timing and amount of all sales of common stock. There are no warrants, derivatives, or other share classes associated with the SPA. In connection with the execution of the SPA, ZyVersa will issue 2.5% of commitment shares to WVH over the term of the deal, based on the percentage of the $10 million of common stock that has been purchased by WVH.

A copy of the SPA is available in the Company’s Form 8-K that has been filed with the Securities and Exchange Commission.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these common shares in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT ZYVERSA THERAPEUTICS, INC.

ZyVersa (Nasdaq: ZVSA) is a clinical stage specialty biopharmaceutical company leveraging advanced, proprietary technologies to develop first-in-class drugs for patients with renal and inflammatory diseases who have significant unmet medical needs. The Company is currently advancing a therapeutic development pipeline with multiple programs built around its two proprietary technologies – Cholesterol Efflux Mediator™ VAR 200 for treatment of kidney diseases, and Inflammasome ASC Inhibitor IC 100, targeting damaging inflammation associated with numerous CNS and peripheral inflammatory diseases. For more information, please visit www.zyversa.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. ZyVersa Therapeutics, Inc. (“ZyVersa”) uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions. Such forward-looking statements are based on ZyVersa’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors including ZyVersa’s ability to sell shares pursuant to the SPA; ZyVersa’s plans to develop and commercialize its product candidates; the timing of initiation of ZyVersa’s planned preclinical and clinical trials; the timing of the availability of data from ZyVersa’s preclinical and clinical trials; the timing of any planned investigational new drug application or new drug application; ZyVersa’s plans to research, develop, and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of ZyVersa’s product candidates; ZyVersa’s commercialization, marketing and manufacturing capabilities and strategy; ZyVersa’s ability to protect its intellectual property position; and ZyVersa’s estimates regarding future revenue, expenses, capital requirements and need for additional financing.

New factors emerge from time-to-time, and it is not possible for ZyVersa to predict all such factors, nor can ZyVersa assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements included in this press release are based on information available to ZyVersa as of the date of this press release. ZyVersa disclaims any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

Corporate, IR, and Media Contact

Karen Cashmere

Chief Commercial Officer

kcashmere@zyversa.com

786-251-9641